Exhibit 99.1

NEWS RELEASE

 BIO-key® International, Inc.

Reports Third Quarter 2013 Financial Results

Wall, NJ, November 14, 2013 – BIO-key International, Inc. (OTCBB: BKYI), a leader in fingerprint biometric identification technologies, Cloud-based mobile credentialing and identity verification solutions, today reported financial results for the third quarter and nine month period ended September 30, 2013.

Three Month Comparisons

Total revenue for the three months ended September 30, 2013 was $431,576, compared to Q3’12 revenue of $409,919, an increase of approximately 5%. Sales growth, year over year, resulted primarily from higher services revenue that was partially offset by lower license revenue. Q3’13 service revenue increased as a result of higher non-recurring service revenue for special implementations of customized software. “The Company continued to expand the size and diversity of its customer base.” Michael DePasquale, BIO-key CEO, commented “We met our primary goal, to increase revenue, during the quarter. While we remain behind plan, year to date, our pipeline of opportunities continues to grow, which is encouraging. Our work with InterDigital is proceeding forward, while new partners like AMD align with us. Lastly, due to our recent successful capital raise, BIO-key enjoys its strongest balance sheet in years, providing resources to invest in sales and marketing to drive future revenue. So, with the commercial biometrics industry starting to emerge, we are well positioned to execute and I am quiet encouraged about BIO-key’s future.”

Q3’13 gross margin remained stable at 76%. Operating expenses for Q3’13 increased 104%, year over year, to $1,094,308 from $537,067 in Q3’12.  Q3’13 operating expense increases occurred largely as a result of a one-time, $300,000 reduction of Q3’12 SG&A expense, after the reversal of an allowance for doubtful accounts during that period. Q3’13 operating expense also increased as a result of staffing and contract development requirements in response to higher program demand. Net loss for Q3’13 was ($782,554), or ($0.01) per diluted share, as compared to net loss of ($232,609), or $0.00 per diluted share, in Q3’12. Mr. DePasquale continued, “As we build our plan for 2014 and beyond, we feel confident that we now have the financial resources to execute that plan. BIO-key has historically focused on strategic sales development. Today, with the industry on the rise, we are focusing on tactical sales execution for 2014. We are hiring pedigreed sales executives and look forward to ramping up sales.”

Nine Month Comparisons

Total revenue for the nine months ended September 30, 2013 was $1,658,476, compared to $2,353,059 for the nine months ended September 30, 2012, a decrease of 30%. The reduction in sales resulted primarily from a 47% decrease in license revenue.

For the nine months ending September 30, 2013, gross margin remained stable at 81% as compared to 82% for the corresponding period in Fiscal 2012. Operating expenses for the nine months ended September 30, 2013 increased $562,010 or 23%, to $2,956,668 from $2,394,658 in Fiscal 2012.  Higher operating expenses resulted largely from a one-time $300,000 reversal of reserves for doubtful accounts in Q3’12, as well as a one-time Q1’13 legal expense of $130,000 related to the InterDigital transaction, and higher engineering expenses related to meet new program demand. Excluding one-time expenses, SG&A expense fell $49,945, or 3%, in the first nine months of 2013 from 2012 levels, while R&D expense increased 25% over the same period. Net loss for the first nine months of 2013 was ($1,652,963), or ($0.02) per diluted share, as compared to a net loss of ($482,530), or ($0.01) per diluted share, for the same period in 2012.

Liquidity and Capital Resources

The Company reported cash and cash equivalents of $225,328 at September 30, 2013 compared to $83,989 at December 31, 2012. Since the end of the quarter, BIO-key completed a private placement of equity securities resulting in gross proceeds of approximately $3.7 million. Financing transactions in 2013 included the following:

●	February 26, 2013 issuance of a $497,307 principal amount secured promissory note to DRNC Holdings, Inc. (“DRNC”);

●	February 26, 2013 private placement of 9,026,935 shares of common stock to DRNC and a limited number of additional investors for gross cash proceeds of $902,693;

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July 23, 2013 private placement of $1,050,000 of units consisting of 3,500,006 shares of common stock and five-year warrants to purchase an additional 3,500,006 shares of common stock at an exercise price of $0.40 per share; and

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October 25, 2013 and November 8, 2013 private placement of $3,697,100 of units consisting of 24,647,337 shares of common stock and three-year warrants to purchase an additional 24,647,337 shares of common stock at an exercise price of $0.25 per share.

Mr. DePasquale concluded, “BIO-key is in its strongest financial position in years. We now have positive working capital and shareholder equity to fund tactical sales development as the industry continues to ramp up. I believe we are starting to experience increased demand and we are very excited about the opportunities we see emerging.”

In conjunction with this release, BIO-key has scheduled a conference call, which will be broadcast live over the Internet on Thursday, November 14th, 2013 at 10:00 a.m. Eastern Time. Participate live via phone by dialing 1-877-317-6789 (U.S.) 1-412-317-6789 (International) and asking for the BIO-key Call at least 10 minutes prior to the start time. Or join the call live over the Internet by logging on to the web address http://www.bio-key.com. A streaming audio replay of the webcast will be available shortly after the call on www.bio-key.com for a period of thirty days. You can also access the recorded call by dialing 1-877-344-7529 and using access code 10036898. International callers should dial 412-317-0088 and use the same access code.

Contacts:

BIO-key International, Inc.

Jay Meier, VP Corporate Development

651-789-6116

Jay.meier@bio-key.com

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, wider market acceptance of biometric technologies, our ability to raise additional financing, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to disclose any revision to these forward-looking statements whether to reflect events or circumstances after the date hereof or otherwise.